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                                                                    EXHIBIT 99.1


                                          PLD TELEKOM INC. PRESS RELEASE







FOR IMMEDIATE RELEASE


              NEWS CORPORATION AGREES TO BUY MAJOR INTEREST IN

                              PLD TELEKOM INC.

New York, April 20, 1998 - News Corporation and PLD Telekom Inc. today announced agreements in which News America, Inc., a wholly owned subsidiary of News Corporation Limited, will buy a 38% interest in PLD, a NASDAQ listed telecommunications company with operations in the former Soviet Union.

In these transactions, News Corporation will purchase Cable and Wireless plc's shareholding in PLD, and PLD will acquire, directly and indirectly, certain other C&W assets in the former Soviet Union.

News Corporation, in turn, is negotiating to sell one-half of its interest in PLD to LogoVAZ, a major Russian industrial conglomerate.

Commenting on the announcement, Rupert Murdoch, Chairman and CEO of News Corporation Limited, said, "PLD has established itself, through a focused capital investment program over a number of years, as a major participant in providing state-of-the-art telecommunications infrastructure, products and services in the former Soviet Union. This agreement offers an opportunity for News Corp. to be part of a company that is prepared to capitalize on the growth of telecommunications services in this market."

James Hatt, Chairman and CEO of PLD Telekom, said, "The addition of News Corporation as an active shareholder in our company is extremely welcome at this critical stage in the development of telecommunications offerings in the Russian market. With its world class fiber optic and satellite systems in place, PLD is well positioned to take advantage of increasing demand for sophisticated telecommunications solutions in the territory. News Corporation brings unparalleled international expertise to the partnership, and offers PLD the opportunity to generate further significant growth in our businesses."

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As part of several integrated transactions, News America has agreed to purchase
(i) Cable & Wireless' ("C&W") 30.2% interest in PLD Telekom Inc., (ii) additional shares of PLD that C&W will acquire in exchange for its sale to PLD of its interest in Belcel, a mobile telephone business in Belarus, and (iii) C&W's 11% interest in PeterStar, which will then be exchanged with PLD for PLD stock. PLD will issue a total of 4.2 million shares for the PeterStar and Belcel assets.

PLD Telekom Inc. (NASDAQ: PLDI; TSE: PLD) is a major provider of high quality local, long distance and international telecommunications services in the former Soviet Union. Its three principal business units are: PeterStar, which provides integrated local, long distance and international telecommunications in St Petersburg through a fully digital fiber optic network; Teleport-TP, which provides international telecommunications services from Moscow and operates a pan-Russian long distance network; and BECET International, which provides the only national cellular service in the Republic of Kazakstan. As a result of these transactions, PLD Telekom will gain a further 11% interest in its subsidiary PeterStar, bringing its total holding to 71%, and a 50% holding in Belcel, which provides the only national cellular service in the Republic of Belarus.

News Corporation Limited (NYSE: NWS, NWSpr; ASX: NCP, NCPDP; LSE: NEWCP) is one of the world's largest media companies with total assets as of December 31, 1997, of US$32.7 billion and total annual revenues in excess of US$12 billion. News Corporation's diversified global operations in the United States, the United Kingdom, Australia, Latin America and the Pacific Basin include the production and distribution of motion pictures and television programming; television, satellite and cable broadcasting; the publication of newspapers, magazines, books and promotional free-standing inserts; the development of digital broadcasting; the development of conditional access and subscription management systems; and the provision of computer information services.

These transactions are conditional inter alia on the granting of regulatory approvals.


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Contacts

For PLD Telekom Inc.:

USA: Brunswick    Tom Smellie       (212) 333 3810
UK: Buchanan      Tim Thompson      +44 171 466 5000

For News Corporation:

News Corp.        Jim Platt         (212) 852 7083